EXHIBIT 11.1

We consent to the use, in this Offering Statement on Form 1-A of HyGen Industries, Inc. of our report dated December 14, 2016 on our audit of the balance sheet of HyGen Industries, Inc., as of June 30, 2016 and 2015 and the related statements of operations, stockholders' deficit and cash flows for the period from inception (August 13, 2014) to June 30, 2016 and 2015, and the reference to us under the caption "Financial Statements."

Very truly yours,

/s/ dbbmckennon

Certified Public Accountants

January 25, 2017

Newport Beach, California